Exhibit 10(a)

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This Amendment No. 1 to Credit Agreement (this “Amendment”) is dated as of April 9, 2009, by and among THE DAYTON POWER AND LIGHT COMPANY, an Ohio corporation (the “Borrower”), the lending institutions party to the Credit Agreement, as hereinafter defined (the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (the “Administrative Agent”).

WHEREAS, the Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement, dated as of November 21, 2006, which provides, among other things, for revolving loans, all upon certain terms and conditions stated therein (as amended, restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested, and the Administrative Agent and the Lenders have agreed, to amend the Credit Agreement to modify certain provisions thereof;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other valuable considerations, the Borrower, the Administrative Agent and the Lenders hereby agree as follows:

Section 1.  Definitions.  Each capitalized term used herein and not otherwise defined in this Amendment shall be defined in accordance with the Credit Agreement.

Section 2.  Amendments to Credit Agreement.

2.1                               Amendments to Section 1.1.  Section 1.1 of the Credit Agreement is hereby amended to amend and restate the definitions of “Applicable Facility Fee Rate,” “Applicable Margin,” “Base Rate” and “Unfunded Liabilities” in their entirety as follows:

“Applicable Facility Fee Rate” means, on any date of determination, a rate that is determined based upon the S&P Rating, the Moody’s Rating or the Fitch Rating, as follows:

S&P Rating	Moody’s Rating	Fitch Rating	Applicable Facility Fee Rate
A– or higher	A3 or higher	A– or higher	30.00 basis points
BBB+	Baa1	BBB+	35.00 basis points
BBB	Baa2	BBB	40.00 basis points
BBB–	Baa3	BBB–	50.00 basis points
Lower than BBB-	Lower than Baa3	Lower than BBB-	62.50 basis points

If at any time each Rating Agency issues a different rating, then the Applicable Facility Fee Rate shall be determined based on the intermediate rating at such time.  If at any time two Rating Agencies issue the same rating, which is different than the other Rating Agency, the rating issued by such other Rating Agency shall be disregarded, and the Applicable Facility Fee Rate shall be determined based on the two identical ratings at such time.  If there is no S&P Rating and Fitch Rating, then the Applicable Facility Fee

Rate shall be determined based on the Moody’s Rating.  If there is no Moody’s Rating and Fitch Rating, then the Applicable Facility Fee Rate shall be determined based on the S&P Rating.  If there is no Moody’s Rating and S&P Rating, then the Applicable Facility Fee Rate shall be determined based on the Fitch Rating.  If at any time only two Rating Agencies issue a rating and there is a difference of two or more rating levels between such Rating Agencies, then the Applicable Facility Fee Rate shall be determined based on the intermediate rating levels at the midpoint between the ratings issued by such Rating Agencies at such time or, if there is no midpoint, based on the higher intermediate level.  If (i) there is no S&P Rating, Moody’s Rating and Fitch Rating or (ii) an Event of Default has occurred and is continuing, the Applicable Facility Fee Rate shall be the highest rate per annum indicated therefor in the above table.  The S&P Rating, Moody’s Rating and Fitch Rating in effect on any date for purposes of determining the Applicable Facility Fee Rate shall be that S&P Rating, Moody’s Rating and Fitch Rating in effect at the close of business on such date.  Each change in the Applicable Facility Fee Rate resulting from a publicly announced change in the S&P Rating, the Fitch Rating and/or the Moody’s Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next change.

 “Applicable Margin” means, on any date of determination, a rate that is determined, based upon the S&P Rating, the Moody’s Rating or the Fitch Rating, as follows:

S&P Rating	Moody’s Rating	Fitch Rating	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
A– or higher	A3 or higher	A– or higher	200.00 basis points	100.0 basis points
BBB+	Baa1	BBB+	225.00 basis points	125.0 basis points
BBB	Baa2	BBB	250.00 basis points	150.0 basis points
BBB-	Baa3	BBB-	275.00 basis points	175.0 basis points
Lower than BBB-	Lower than Baa3	Lower than BBB-	300.00 basis points	200.0 basis points

If at any time each Rating Agency issues a different rating, then the Applicable Margin shall be determined based on the intermediate rating at such time.  If at any time two Rating Agencies issue the same rating, which is different than the other Rating Agency, the rating issued by such other Rating Agency shall be disregarded, and the Applicable Margin shall be determined based on the two identical ratings at such time.  If there is no S&P Rating and Fitch Rating, then the Applicable Margin shall be determined based on the Moody’s Rating.  If there is no Moody’s Rating and Fitch Rating, then the Applicable Margin shall be determined based on the S&P Rating.  If there is no Moody’s Rating and S&P Rating, then the Applicable Margin shall be determined based on the Fitch Rating.  If at any time only two Rating Agencies issue a rating and there is a difference of two or more rating levels between such Rating Agencies, then the Applicable Margin shall be determined based on the intermediate rating levels at the midpoint between the ratings issued by such Rating Agencies at such time or, if there is no midpoint, based on the higher intermediate level.  If (i) there is no S&P Rating, Moody’s Rating and Fitch Rating or (ii) an Event of Default has occurred and is continuing, the Applicable Margin shall be the highest rate per annum indicated therefor in the above table.  The S&P Rating, Moody’s Rating and Fitch Rating in effect on any date for purposes of determining the Applicable Margin shall be that S&P Rating, Moody’s Rating and Fitch Rating in effect at the close of business on such date.  Each change in the Applicable Margin resulting from a publicly announced change in the S&P Rating, the Fitch Rating and/or the Moody’s Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next change.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of:  (i) the rate of interest established by KeyBank in Cleveland, Ohio, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (iii) the Adjusted Eurodollar Rate that would be applicable for a Eurodollar Loan requested two Business Days prior to such date with a one month interest period, plus 1.00% per annum.

“Unfunded Liabilities” means the amount, if any, by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all as set forth in the then most recent annual actuarial valuation report for such Plans provided to the Borrower or any of its Subsidiaries using the actuarial assumptions set forth in such report and permitted by applicable law or, in the context of a notice of intent to terminate, or termination of, a Plan, determined as of the date of the Plan’s termination using PBGC actuarial assumptions for Plan terminations.

2.2                               Amendments to Section 9.1.  Section 9.1(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i)            ERISA:  (i) any member of the Borrower’s Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $30,000,000 which it shall have become liable to pay under Title IV of ERISA, or notice of intent to terminate a Plan or Plans of such Borrower which in the aggregate have Unfunded Liabilities in excess of $30,000,000 shall be filed under Title IV of ERISA by such Borrower or any member of the Controlled Group, any plan administrator of the Plan or Plans or any combination of the foregoing or any Reportable Event that would reasonably be expected to have a Material Adverse Effect shall occur in connection with any Plan; (ii) the Borrower or any member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $10,000,000 or requires payment exceeding $10,000,000 per annum; or (iii) the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contribution of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan in year in which the reorganization or termination occurs by an amount exceeding $10,000,000; or

Section 3.  Effectiveness.

3.1                               Conditions Precedent.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(i)            Amendment Executed.  This Amendment shall have been executed by the Borrower, the Administrative Agent and the Required Lenders, and counterparts hereof as so executed shall have been delivered to the Administrative Agent.

(ii)           Fees, etc.  The Borrower shall have paid (i) an amendment fee to the Administrative Agent, for the pro rata benefit of each Lender executing this Amendment based on the Commitment of such Lender, in an amount equal to 25 basis points times the amount of such Lender’s Commitment, (ii) to the Administrative Agent for its own account, the fees separately agreed to between the Borrower and the Administrative Agent, and (iii) all reasonable out-of-pocket fees and expenses of the Administrative Agent and of special counsel to the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment.

3.2                               Effective Date.  This Amendment shall be effective on the date upon which the conditions precedent set forth in Section 3.1 above are satisfied.  Unless otherwise specifically set forth herein, each of the amendments and other modifications set forth in this Amendment shall be effective on and after such date.

Section 4.  Representations and Warranties.  The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that (a) it has the legal power and authority to execute and deliver this Amendment, (b) the officer executing this Amendment on its behalf has been duly authorized to execute and deliver the same and bind it with respect to the provisions hereof, (c) no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment, and (d) as of the date hereof, such it has no claim or offset against, or defense or counterclaim to, its obligations or liabilities under the Credit Agreement or any other Credit Document.

Section 5.  Miscellaneous.

5.1           Credit Agreement Unaffected.  Each reference that is made in the Credit Agreement or any Credit Document to the Credit Agreement shall hereafter be construed as a reference to the Credit Agreement, as amended hereby.  Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby.  This Amendment is a Credit Document.

5.2           Counterparts.        This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

5.3           Expenses.  The Borrower agrees to pay on demand all costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment, including without limitation, the reasonable costs, fees, expenses and disbursements of the Administrative Agent’s legal counsel.

5.4           Severability.  Any term or provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment, and the effect thereof shall be confined to the term or provision so held to be invalid or unenforceable.

5.5           Entire Agreement.  This Amendment is specifically limited to the matters expressly set forth herein.  This Amendment and all other instruments, agreements and documents executed and delivered in connection with this Amendment embody the final, entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the matters covered by this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto relating to the subject matter hereof or any other subject matter relating to the Credit Agreement.

5.6           Governing Law.  The rights and obligations of all parties hereto shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws.

5.7           JURY TRIAL WAIVER.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

[Signature Pages Follow.]

THE DAYTON POWER AND LIGHT COMPANY

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION,
as a Lender, LC Issuer and as the Administrative Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

FIFTH THIRD BANK

By:
Name:
Title: